EXHIBIT 23.3


                               [GRAPHIC OMITTED]


September 29, 2005


Mr. Bruce A. Stewart, CMA
Chief Financial Officer
JED Oil Inc.

Dear Sir:

               CONSENT OF MCDANIEL AND ASSOCIATES CONSULTANTS LTD.


We consent to the incorporation by reference of references to our firm and of information derived from our report entitled "Evaluation of Oil and Gas Reserves, Based on Constant Prices and Costs, As of December 31, 2004", dated March 23, 2005, evaluating JED Oil Inc.'s reserves as of December 31, 2004 incorporated in the Registration Statement on Form F-3 of JED Oil Inc.

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.



"signed by P. A. Welch"
___________________________
P. A. Welch, P. Eng.
President & Managing Director

Calgary, Alberta
Dated:  September 29, 2005


 Suite 2200, Bow Valley Square 3, 255-5th Avenue S.W., Calgary, Alberta T2P 3G6
                    Tel: (403) 262-5506 Fax: (403) 233-2744
                Email: mcdaniel@mcdan.com Website: www.mcdan.com